EXHIBIT 10.23
SPECIAL ADVISOR EMPLOYMENT AGREEMENT

This Special Advisor Employment Agreement (“Agreement”) by and between Steven M. Mollenkopf (“Executive”) and Qualcomm Incorporated, a Delaware corporation (the “Company”), is made effective as of the date it has been executed by both of the parties.
1.Transition Date. From the date hereof until June 30, 2021 (the “Transition Date”), Executive shall continue to serve as the Chief Executive Officer of the Company and a member of the Board of Directors of the Company. The parties to this Agreement acknowledge and mutually agree that Executive’s status as an officer and director of the Company and its subsidiaries shall terminate on the Transition Date.
2.    Transition Period and Transition Services. During the period commencing on the Transition Date and ending January 3, 2023 (“Transition Period”), Executive shall provide the following substantive services to the Company (“Transition Services”):

Transition Assistance
Assist with the transition of current responsibilities to the new CEO and executive team. Meet with new CEO on a periodic basis. Transitional matters include, but are not limited to, assistance and coaching as needed in connection with operational and strategic planning, earnings release preparation and feedback, and providing assistance, advice and consultation to the Board of Directors.

Government Affairs	Continue interaction and engagement with high level domestic and foreign governmental agencies and personnel, including but not limited to the Chinese government. Duties include but are not limited to: (1) maintaining strong relationships across key domestic and foreign government constituents, (2) representing the Company at meetings and events with these constituents and assisting the new CEO with relationship building and the transition, and (3) leveraging existing relationships to ensure continued success in China with customers, OEMs, licensees and supply chain partners.
Regulatory & Legal	Advise on current and future regulatory and legal proceedings, including but not limited to any actions taken by the Company or licensees to enforce agreements, assisting in prosecution of claims, representation of the Company in discussions with regulatory agencies globally to support the licensing business, including in-person meetings, and providing advice and strategic planning and assistance with global standard bodies.

Commercialization of IP	Advise on commercialization of existing and new intellectual properties, including negotiations of significant licensing agreements. Maintain and transition relationships with the Company’s largest customers, continue to play very critical role in ensuring successful negotiations with the Company’s largest customers, work closely with the CEO and other executives for the next round of license negotiations, including assisting in strategy for planning, preparations and negotiations, and represent the Company in customer meetings, executive briefing sessions and partner meetings as requested by the CEO.
Strategic M&A	Advise on strategic acquisitions and other transactions that open opportunities to new and existing technologies, products, and services
5G Development	Advise on strategies that maintain the Company’s leadership in 5G technology development
Other Responsibilities	Provide such other services commensurate with Executive’s status, skills and training as the Chairman of the Board (Chairman”) may reasonably request

3.    Employee Status During Transition Period. During the Transition Period, Executive shall (a) be an employee of the Company serving in the capacity of a Special Advisor to the Company reporting to the Board of Directors of the Company through its Chairman; (b) not be an officer or director of the Company; (c) be subject to the Company’s Inventions, Disclosures, Confidentiality and Proprietary Rights Agreement, Corporate Governance Guidelines, Insider Trading Policy, Code of Business Conduct, Code of Ethics, and all other written policies applicable to employees of the Company and made available to Executive; and (d) devote the time necessary to perform the Transition Services and act in the best interest of Company.
4.    Exclusivity. Executive shall not, during the Transition Period, without the prior written consent of the Chairman, engage in any work, services, or other activities for any person or entity which directly or indirectly compete with Company or any of its subsidiaries in any way (“Competitor”). This includes, but is not limited to acting as an employee, officer, director, contractor, owner, consultant, or agent of any Competitor. The determination of whether a person or entity is a Competitor shall be subject to the sole and exclusive discretion of the Chairman. If Executive accepts a position with a Competitor at any time during the term of the Transition Period any outstanding unvested Company equity awards shall be forfeited.
5.    Compensation During the Transition Period. While employed during the Transition Period, Executive shall (a) receive an annual base salary at a rate of $150,000.00 per year, which shall be paid at regular intervals based on the Company’s regular payroll practices for employees, (b) remain eligible to participate in the Company’s employee benefit plans for employees subject to the eligibility requirements for each such plan, (c) continue to be credited with service to the extent provided in any outstanding equity awards granted to him prior to the Transition Date, and (d) continued executive physical benefits and continued use of corporate aircraft for corporate purposes, in each case, on a basis no less favorable than immediately prior to the Transition Date. Executive shall not receive any equity awards for fiscal 2021 or for any fiscal year during the Transition Period and shall not be eligible to participate in the Company’s Annual Cash Incentive Plan (“ACIP”) for any period following the Transition Date, provided, however, that for avoidance of doubt, Executive shall continue to participate in the 2021 ACIP. In the event that the Executive shall not be eligible to participate in the Company’s health plan during the Transition Period and elects COBRA continuation coverage for himself (and his dependents if applicable), the Company will pay Executive additional compensation during the Transition Period such that Executive will retain an amount on an after-tax basis equal to the amount of the COBRA premiums for himself (and his dependents if applicable).
6.    Reimbursement for Business Expenses, Office Space and Personal Assistant. During the Transition Period, Executive shall be reimbursed for all reasonable expenses incurred in connection with providing the Transition Services as provided in and subject to the Company’s regular policies for reimbursement of business expenses for employees and be provided with reasonable office space commensurate with Executive’s status at the corporate headquarters and assistance of his current administrative assistant.
7.     Severance Plans. Executive specifically consents to the change in his status, duties, responsibilities and his annual base salary after the Transition Date as provided in this Agreement and agrees that nothing provided in this Agreement or the performance thereof shall constitute or result in a Qualified Termination as defined by the Qualcomm Incorporated Executive Officer Severance Plan (“Severance Plan”) or any outstanding equity award, or constitute an involuntary termination by the Company without Cause for purposes of the Qualcomm Incorporated 2006 Long-Term Incentive Plan or the Qualcomm Incorporated 2016 Long-Term Incentive Plan. Following the Transition Date, Executive shall not be a participant in the Severance Plan or the Qualcomm Incorporated Executive Officer Change in Control Severance Plan (“CIC Severance Plan”) for purposes of any benefits payable thereunder, provided, however, that he shall be deemed to be a participant in the Severance Plan and CIC Severance Plan solely for purposes of determining whether a Qualified Termination or a CIC Qualified Termination occurs with respect to any outstanding equity award as a result of a termination of Executive’s employment by the Company or any of its subsidiaries after the Transition Date other than for Cause (as defined in the Severance Plan with respect to a Qualified Termination or as defined in the CIC Severance Plan with respect to a CIC Qualified Termination), death or Disability (as defined in the Severance Plan or CIC Severance Plan, as applicable) or by Executive for Good Reason (as defined in the Severance Plan with respect to a Qualified Termination or as defined in the CIC Severance Plan with respect to a CIC Qualified Termination), based on his position and compensation as set forth in this Agreement following the Transition Date. For the avoidance of doubt, nothing herein shall affect Executive’s rights under the Severance Plan or CIC Severance Plan prior to the Transition Date.
8.    Non-Solicitation or Employees. During the Transition Period, Executive shall not directly or indirectly through another entity: (a) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, or in any way interfere with the relationship between the Company or its affiliates and any employee thereof or (b) hire any person who was an employee of the Company or any of its affiliates within 180 days after such person ceased to be an employee of the Company or any of its affiliates. Notwithstanding the foregoing or any other covenant to which Executive is subject, Executive shall be permitted to hire his executive assistant following termination of Executive’s employment.
9.    Mutual Non-Disparagement. Executive agrees that he will not, any time during the Transition Period and thereafter, directly or indirectly, other than in connection with the good faith performance of his duties or exercise of his rights hereunder, disparage (a) the Company or any of its affiliates (the “Company Group”), (b) the business, property or assets of any member of the Company Group, or (c) any of the former, current or future officers or directors of the Company or the employees of the Company as a whole. The Company shall cause its executive officers and directors not to, directly or indirectly, other than in connection with the good faith performance of their duties while Executive is employed during the Transition Period, disparage Executive. Nothing in this Section 9 shall be construed to limit the ability of any person to disclose information and documents, or give truthful testimony, pursuant to a subpoena, court order or a government investigative matter or to provide truthful statements necessary to the performance of Executive’s duties, subject to and as provided in Section 9.

10.    Executive’s Cooperation. During the Transition Period and thereafter, Executive shall cooperate with the Company and its affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this provision after he ceases to be an employee of the Company, Executive’s availability shall be subject to his other employment, personal and/or business obligations, and the Company shall reimburse Executive for reasonable travel and other out-of-pocket expenses (including lodging and meals, upon submission of receipts) and shall compensate Executive at an hourly rate consistent with his annual base salary hereunder. For the avoidance of doubt, the performance of Executive’s obligations under this Section 10 shall be subject to indemnification (and advancement of expenses) in accordance with the Indemnity Agreement (the “Indemnity Agreement”).

11.    Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. Nothing in this Agreement shall be deemed to modify the provisions of any equity award previously granted to Executive or the Indemnity Agreement, which shall remain in full force and effect in accordance with its terms.
12.    Governing Law. This Agreement shall be governed by the laws of the State of California as if the Agreement were between California residents, as if it were entered into and to be performed entirely within the State of California, and without reference to any conflicts of laws provisions.

13.    Arbitration / Waiver of Jury Trial. Any dispute or claim relating to or arising out of this Agreement shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. The parties to the Agreement waive any rights to have any such disputes or claims tried by a judge or jury.
14.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
15.     Legal Fees. The Company shall pay Executive’s reasonable attorneys fees incurred in connection with the review, negotiation and documentation of this Agreement in the amount of $100,000.
16.    Amendments. No amendment or addition to this Agreement shall be effective unless in writing signed by the Executive and the Company.
17.    Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEROF, the parties have executed this Agreement as of the dates specified below.

                            Qualcomm Incorporated

                            _____________________
                            By: _________________
                            Date: January ___, 2021

                            Steven M. Mollenkopf

                            _____________________
Date: January ___, 2021